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                                                                       Exhibit L
                                PROMISSORY NOTE

$594,417.86                      Houston, Texas                  January 1, 2001

     ENVIRONMENTAL OPPORTUNITIES FUND II, L.P., a Delaware limited partnership (hereinafter called "Maker"), for value received, agrees to pay as herein provided unto the order of FUND II MGT. CO., L.L.C., a Delaware limited liability company (hereinafter called "Payee"), at its office in Houston, Texas, in lawful money of the United States of America, the principal sum of Five Hundred Ninety Four Thousand Four Hundred Seventeen and 86/100ths Dollars ($594,417.86), together with interest thereon from and after date hereof until maturity at the rate of 11.0 % per annum payable on the maturity date on the then unpaid principal amount hereof, and interest at the rate of 18% per annum from and after maturity until paid.

     THIS Note is due and payable on the first to occur of December 31, 2001 or the sale or liquidation of any assets of Maker, including capital commitments receivable.

     IF ANY PAYMENT OF principal or interest on this note shall become due on a Saturday, Sunday, or public holiday under the laws of the State of Texas on which Payee is not open for business, such payment shall be made on the next succeeding business day of Payee.

     IF DEFAULT is made in the payment of this note at maturity (regardless of how its maturity may be brought about) and the same is placed in the hands of an attorney for collection, or suit is filed hereon, or proceedings are had in bankruptcy, probate, receivership, reorganization, rearrangement, or other judicial proceedings for the establishment or collection of any amount called for hereunder, or any amount payable or to be payable hereunder is collected through any such proceedings, Maker agrees and is also to pay to the owner and holder of this note a reasonable amount as attorney's or collection fees.

     MAKER expressly waives demand and presentment for payment, notice of nonpayment, notice of intent to accelerate, notice of acceleration, protest, notice of protest, notice of dishonor, bringing of suit, and diligence in taking any action to collect amounts called for hereunder.

     PAYMENT of this Note is secured by all assets of Maker. Maker shall promptly pay over to Payee as a prepayment on this Note any proceeds from the sale or liquidation of any assets of Maker.


     THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

     THIS NOTE shall be governed by the laws of the State of Texas.

                              ENVIRONMENTAL OPPORTUNITIES
                              FUND II, L.P.
                              By: Fund II Mgt. Co., LLC, its General
                                     Partner

                                  /s/ Bruce R. McMaken
                              ----------------------------------
                              By:   Bruce R. McMaken
                                    Manager